[PMA Capital Logo OMITTED]


PMA Capital
A Specialty Risk Management Company
Mellon Bank Center   Suite 2800
1735 Market Street
Philadelphia, PA 19103-7590                                       PRESS RELEASE


For Release: Immediate

     Contact: Albert D. Ciavardelli
              (215) 665-5063


                  PMA Capital Corporation Receives Shareholder
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                     Approval to Reclassify its Common Stock
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Philadelphia, PA, April 24, 2000 - PMA Capital Corporation (NASDAQ: PMACA)
announced today that at its Annual Shareholders' Meeting, shareholders approved the Board of Directors' proposal to reclassify each issued share of Common Stock into one share of Class A Common Stock. In addition, all of the other Board proposals subject to shareholder vote were approved.

John W. Smithson, the Company's President and Chief Executive Officer, stated:
"We are pleased that our shareholders recognized the importance of simplifying the capital structure of PMA Capital by voting for the reclassification proposal that eliminates the dual class of common stock structure. We believe that having a single class of common stock and having all of our outstanding shares trade on the Nasdaq Stock Market System is an important step for the Company."

The reclassification amendment will be effective as of 5:00 p.m. (Eastern Time) on April 24, 2000. This means that as of the opening of trading on April 25, 2000, approximately 22 million shares of the Company's Class A Common Stock will be eligible for trading on the Nasdaq Stock Market System. Shareholders are not required to exchange their existing Common Stock certificates for Class A Common Stock certificates. The certificates representing the Common Stock will automatically become certificates representing the Class A Common Stock.

PMA Capital Corporation, headquartered in Philadelphia, Pennsylvania, is an insurance holding company, whose operating subsidiaries provide specialty risk management products and services to customers throughout the United States. The primary product lines of PMA Capital's subsidiaries include: 1) property and casualty reinsurance, underwritten and marketed through PMA Re; 2) managed care workers' compensation, integrated disability and other commercial property and casualty lines of insurance in the Mid-Atlantic and Southern regions of the United States, underwritten and marketed under the trade name The PMA Insurance Group; and 3) excess and surplus lines coverages, underwritten and marketed by Caliber One.